Exhibit 99.2

FOR IMMEDIATE RELEASE

Company Contact: Karen VanDerBosch Chief Operating Officer and Chief Financial Officer MakeMusic, Inc. (952) 906-3690 kvanderbosch@makemusic.com	Investor Relations Contacts: LHA Mary Magnani/Cathy Mattison (415) 433-3777 mmagnani@lhai.com

MAKEMUSIC, INC. ENHANCES TECHNOLOGY LEADERSHIP

BY PURCHASING RECORDARE ASSETS

Recordare Founder Michael Good to join MakeMusic Team as Director of Digital Sheet Music

Minneapolis – November 2, 2011 – MakeMusic, Inc. (NASDAQ: MMUS) announced it has entered into an agreement to acquire selected assets of Recordare® LLC, the Internet music publishing and software company. Closing is expected to occur during the fourth quarter.

Under the terms of the agreement, MakeMusic is purchasing the MusicXML™ open format and Dolet® software technology, including copyrights, source code, and trademarks. MakeMusic also announced that the founder of Recordare and inventor of MusicXML, Michael Good, will be joining MakeMusic as the Director of Digital Sheet Music.

“This acquisition demonstrates our commitment to the ongoing development and support of an open notation format to the entire music community,” said Karen van Lith, MakeMusic CEO. “The synergy between MusicXML and Dolet software enhances MakeMusic’s renowned family of music products, further establishing us as the technology leader, and I am thrilled to have the creative talents of Michael Good to help us drive innovation in the music industry.”

“Today is a momentous day for Recordare and MusicXML,” said Michael Good, Recordare founder and CEO. “MakeMusic has been MusicXML’s earliest and most significant supporter. It’s the world’s largest company devoted to music notation, practice, and digital sheet music technology. In considering the sale of Recordare’s intellectual property, I was looking for a company committed to creating new advances in the world of interactive digital music notation. MakeMusic was clearly the best fit.”

MusicXML has become the standard for musical notation interchange and is an Internet-friendly way to publish musical scores. The technology enables musicians to distribute interactive sheet music online and to use sheet music files with a wide variety of musical applications. MusicXML will continue to be available under the same open and royalty-free license as before and is supported by more than 150 applications.

Recordare’s Dolet software for Finale® and Sibelius® uses the MusicXML format to provide a universal translator. Just as word-processing and spreadsheet programs have been sharing formats for years, with MusicXML, musicians can write in one program and share their creations with people who prefer to use another program. Upon closing, MakeMusic will provide the Dolet software at no charge.

Dozens of companies and organizations support MusicXML, including Avid Technology Inc., Noteflight, LLC, Microsoft Research, Steinberg Media Technologies GmbH, Cakewalk Inc., Notion Music Inc., Musitek Corporation and the Massachusetts Institute of Technology Music Program.

About MakeMusic, Inc.

MakeMusic®, Inc. is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software, enabling composers, arrangers, musicians, teachers, students and publishers to create, edit, audition, print and publish musical scores. MakeMusic is also the creator of SmartMusic® interactive software that is transforming the way students practice. With SmartMusic, students and teachers have access to thousands of band, orchestra and vocal pieces allowing students to practice with background accompaniment and get immediate feedback on their performance. SmartMusic allows teachers to individualize instruction and document the progress of every student. The SmartMusic® Inbox™, an Android™ and Apple® mobile application, provides additional access for teachers to review, grade, and comment on student assignments. MusicXML is an Internet-friendly way to publish musical scores, enabling musicians to distribute interactive sheet music online and to use sheet music files with a wide variety of musical applications. Additional information about this Minnesota company can be found at www.makemusic.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our expectations regarding the anticipated timing for completing the acquisition of assets from Recordare, the expected benefits that will result from the acquisition, our intent to pursue ongoing development and support of an open notation format and our pricing expectations for the Dolet software. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to: (i) unexpected delays in satisfying closing conditions for the acquisition; (ii) unexpected difficulties or delays in integrating the Recordare assets with MakeMusic’s business; (iii) our ability to retain Michael Good as an employee ; and (iv) those factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.